SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of earliest event reported):  March 22, 2001

                          Level 3 Communications, Inc.
             (Exact name of Registrant as specified in its charter)

Delaware                                                     47-0210602
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado                    80021
(Address of principal executive offices)                     (Zip code)

                                  720-888-1000
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)


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Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of business acquired

                  None

(b)      Pro forma financial information

                  None

(c)      Exhibits

                  None.

Item 9.  Regulation FD Disclosure

On March 22, 2001, Level 3 Communications, Inc. ("Level 3") conducted a conference call to discuss the details of the closing of a $400 million incremental secured bank facility. In a press release issued prior to the opening of the securities trading markets on March 22, 2001 announcing the facility, Level 3 included instructions for accessing the conference call and indicated that the conference call would be simultaneously web cast on Level 3's web site. The following summarizes disclosures provided by James Q. Crowe, chief executive officer of Level 3, and Sureel A. Choksi, chief financial officer of Level 3, on the conference call. The furnishing of this information shall not be deemed an admission as to the materiality of the information included in this Current Report. This information is not filed but is furnished pursuant to Regulation FD.

Mr. Choksi reported that Level 3 had closed and funded a $400 million incremental loan through an expansion of Level 3's existing senior secured credit facility. In September 1999, Level 3 had closed a $1.375 billion senior secured credit facility that contained certain expansion provisions. The $400 million incremental loan is part of that facility and therefore increases the aggregate size of the existing facility from $1.375 billion to $1.775 billion.

Mr. Choksi indicated that the expansion is structured as a seven year term loan, and is priced at LIBOR + 400 basis points. At current rates, the resulting interest rate is approximately 8.8%.

Mr. Choksi confirmed previous public statements that the Level 3 business plan continues to be substantially pre-funded to free cash flow breakeven. By substantially prefunded, Mr. Choksi stated that to the extent the Company grows at a rate that is faster than what has been projected, additional success-based capital would be required to generate that revenue.

Prior to this transaction Level 3's cumulative funding totaled approximately $14 billion dollars, including the undrawn $650 million revolving credit facility portion of the September 1999 senior secured credit facility. As a result of the $400 million financing, Level 3 is able to reserve a significant portion of the existing revolver portion of the credit facility for future contingencies and opportunities.

Mr. Choksi further summarized the guidance that the Company provided at its analyst conference in January 2001 and more recently to banks and institutions who participated in the incremental loan facility transaction, which banks and institutions were parties to a confidentiality obligation.

With respect to revenue, Mr. Choksi stated that the Company expects communications cash revenue of between $2.4 billion and $2.6 billion for the full year 2001 and $3.4 billion to $3.6 billion for 2002. Level 3 expects to report communications GAAP revenue of between $360 million and $370 million in the first quarter of this year, $1.7 billion for the full year 2001 and $2.9 billion for 2002. In commenting on Mr. Choksi's remarks, Mr. Crowe stated that the company remains comfortable with its year 2001 guidance and that it is comfortable that the company will meet or exceed its first quarter 2001 guidance.

Both Mr. Choksi and Mr. Crowe confirmed that Level 3 is projecting average gross margins of 50% for the full year 2001 as the Company migrates traffic over the course of the year from third party leased facilities to Level 3 constructed facilities and as Level 3 continues to build-out additional colocation space.

Mr. Choksi reiterated that Level 3 is comfortable that it is now on a clear path to free cash flow breakeven. At December 31, 2000 on a pro forma basis for the incremental loan transaction, Level 3 would have had available liquidity of $5.3 billion. In addition, Level 3 expects to report $600 million to $700 million in Adjusted EBITDA for the full year 2001 and $750 million to $850 million for 2002. Adjusted EBITDA is a key measure that the Company views as a proxy for pre-tax operating cash flow to fund the Company's ongoing capital expenditures. Level 3 also confirmed that it expects to turn EBITDA positive on a run-rate basis sometime during the 4th quarter of this year.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 Level 3 Communications, Inc.

March 22, 2001                      By:    /s/ Neil J. Eckstein
Date                                     Neil J. Eckstein, Vice President